Exhibit 5

                             PUT AND CALL AGREEMENT

     This Put and Call Agreement (the "Agreement"), dated as of January 29, 2003, is entered into by and between Ronald P. Robertson ("Robertson"), Harold Charles Moll ("Moll") and Chuck Seven ("Seven"), jointly and severally, and La Jolla Cove Investors, Inc. a California corporation ("LJCI"), with reference to the following:

     WHEREAS, concurrently herewith, LJCI is purchasing from Thinka Weight-Loss Corporation (the "Company") an 8% Convertible Debenture in the principal amount of $300,000 (the "Debenture"), which Debenture is convertible into stock of the Company (the "Stock"); and

     WHEREAS, Robertson, Moll and Seven desire to have the opportunity to repurchase a portion of the Stock that LJCI obtains through conversion of the Debenture at an agreed upon future price, and LJCI is willing to grant such right provided LJCI gets the opportunity to resell the Stock at an agreed upon future price. Accordingly, the parties hereto desire to provide for certain put and call provisions relating to the Stock.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in consideration of LJCI purchasing the Stock, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Put Right. During the period and from time to time between July 29, 2003
        ---------
and September 29, 2003 (the "Put Period"), LJCI shall have the right to sell in its sole and absolute discretion, and Robertson, Moll and Seven, jointly and severally, shall thereafter have the obligation to purchase the number of shares of Stock that would be obtained through conversion of up to $300,000 of the Debenture for a cash purchase price of the lesser of (a) $0.35, or (b) 175% of the Conversion Price (as defined in the Debenture) per share paid by LJCI. To the extent that LJCI has converted the Debenture, it shall have the right to substitute shares obtained through exercise of the Warrant dated January 29, 2003 issued by the Company to LJCI. The election of LJCI to sell the Stock shall be pursuant to written notice to Robertson, Moll and Seven, which notice shall be sent at least ten (10) business days prior to the effective date of the transfer and shall specify the number of shares of Stock which LJCI elects to sell hereunder at such time. On the effective date of the transfer, Robertson, Moll and Seven shall pay to LJCI (or its designee), the purchase price therefor in good funds, and within three business days thereafter LJCI shall deliver to Robertson, Moll and Seven certificates evidencing the shares of Stock elected to be sold together with a stock power. Any transfer hereunder shall be without warranty or representation except as to good title. The obligations of Robertson, Moll and Seven hereunder shall not be subject to any defense, setoff, recoupment, impairment or termination for any reason including, without limitation, whether the Stock is publicly traded, whether the Stock is restricted, whether any bankruptcy proceedings have been instituted by or against the Company or any order has been entered adjudging the Company a bankrupt or insolvent, or whether the Company or its transfer agent consents to or authorizes the transfer. The obligations of Robertson, Moll and Seven pursuant to this Section shall be joint and several and the allocation of the shares of Stock being purchased shall be as determined among Robertson, Moll and Seven.


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     2.     Call Right. During the period and from time to time between the date
            ----------
hereof and July 29, 2003 (the "Call Period"), Robertson, Moll and Seven, jointly and severally, shall have the option to purchase, and LJCI shall thereafter have the obligation to sell the number of shares of Stock that would be obtained through conversion of up to $300,000 of the Debenture for a cash purchase price of the lesser of (a) $0.40, or (b) 200% of the Conversion Price (as defined in the Debenture) per share paid by LJCI. To the extent that LJCI has converted the Debenture, it shall have the right to substitute shares obtained through exercise of the Warrant dated January 29, 2003 issued by the Company to LJCI. The election of Robertson, Moll and Seven to purchase the Stock shall be pursuant to written notice to LJCI, which notice shall be sent at least ten (10) business days prior to the effective date of the transfer and shall specify the number of shares of Stock which Robertson, Moll and Seven elect to purchase hereunder at such time. On the effective date of the transfer, Robertson, Moll and Seven shall pay to LJCI (or its designee) the purchase price therefor in good funds, and within three business days thereafter LJCI shall deliver to Robertson, Moll and Seven certificates evidencing the shares of Stock elected to be sold together with a stock power. Any transfer hereunder shall be without warranty or representation except as to good title. The exercise of LJCI's Put, in whole or in part, shall cancel a corresponding amount of Robertson, Moll and Seven's Call.

     3.     Interest.  At  such time that money is due to any party, and if such
            --------
amount is not paid within five (5) business days, then that amount shall accrue interest at the rate of nine percent (9%) per year.

     4.     Governing  Law.  This  Agreement shall in all respects be construed,
            --------------
interpreted and enforced in accordance with and governed by the laws of the State of California, United States of America.

     6.     Consent  to  Jurisdiction.  Robertson,  Moll  and  Seven  (1) hereby
            -------------------------
irrevocably submit to the jurisdiction of the United States District Court sitting in the District of San Diego and the courts of the State of California located in San Diego county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder and (ii) hereby waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Robertson, Moll and Seven consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof Nothing in this section shall affect or limit any right to serve process in any other manner permitted by law.

     7.     Attorneys'  Fees.  In  the  event  of  any  legal action between the
            ----------------
parties with respect to this Agreement or the subject matter hereof the prevailing party shall be entitled to recover reasonable attorneys fees in addition to court costs and litigation expenses incurred in said legal action, regardless of whether such legal action is prosecuted to judgment.

     8.     Notices.  Any  notice,  demand  or  other  communication required or
            -------
permitted under this Agreement shall be deemed given and delivered when in writing and (a) personally served upon the receiving party, or (b) upon hand


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delivery  by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or (c) upon the third (3rd) calendar day after mailing to the receiving party by either (i) United States registered or certified mail, postage prepaid, or (ii) FedEx or other comparable overnight delivery service, delivery charges prepaid, and addressed as follows:

To Robertson:            Ronald P. Robertson
                         3009 Rivoli
                         Newport Beach, CA 92660
                         Facsimile: 949-975-1177

To Moll:                 Harold Charles Moll
                         6929 East Chaney Road
                         Paradise Valley, AZ 85253
                         Facsimile: 480-778-0513

To Seven:                Chuck Seven
                         18201 Von Karman Avenue, Suite 1170
                         Irvine, CA 92612
                         Facsimile: 949-975-1177

To LJCI:                 La Jolla Cove Investors, Inc.
                         7817 Herschel Avenue, Suite 200
                         La Jolla, CA 92037
                         Facsimile: (858) 551-0987

     9.  Severability. In the event that any provision of this Agreement becomes
         ------------
or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this Agreement shall continue in full force and effect without said provision. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

     10.  Counterparts.  This  Agreement  may  be  executed  in  any  number  of
          ------------
counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document. Facsimile execution shall be deemed originals.

     11.  Entire  Agreement.  This  Agreement  constitute  the  entire agreement
          -----------------
between the parties with respect to the subject matter hereof and supersede all prior oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

     12.  Successors  and  Assigns.  The  provisions  hereof  shall inure to the
          ------------------------
benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the parties hereto.


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     13.  Amendment  and  Waiver.  No modification or waiver of any provision of
          ----------------------
this Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof The failure by any party hereto at any time to enforce any of the provisions of this Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this Agreement or the right of any party to thereafter enforce each and every provision of this Agreement.

     14.  Status of Shares. Robertson, Moll and Seven acknowledge that the Stock
          ----------------
being purchased by LJCI may constitute restricted securities and the resale thereof by Robertson, Moll and Seven may be limited and subject to applicable securities laws. In the event that Robertson, Moll and Seven acquire the Stock pursuant to the exercise of the Put Right or Call Right, they shall acquire the Stock for investment purposes and not with a view to distribution.


     IN WITNESS WHEREOF, LJCI, Robertson, Moll and Seven have duly executed this Agreement as of the date first above written.


/s/ Ronald P. Robertson
--------------------------
Ronald P. Robertson


/s/ Harold Charles Moll
--------------------------
Harold Charles Moll


/s/ Chuck Seven
--------------------------
Chuck Seven


La Jolla Cove Investors, Inc.


     By: /s/ Travis Huff
        ---------------------

     Title: Portfolio Manager


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